Exhibit 10.23

Execution version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of September 25, 2018, is entered into by and between TEVA UK LIMITED., a company incorporated in the United Kingdom (“Teva UK”), and RICHARD DANIELL (the “Executive”).

R E C I T A L S:

WHEREAS the Executive has been employed by Teva UK pursuant to a contract of employment dated 1 October 2003 as amended (the “Previous Employment Contract”) and his period of continuous employment with Teva UK commenced on July 16, 1990;

WHEREAS, Teva UK desires to continue to employ the Executive and the Executive has indicated his willingness to continue his employment by Teva UK on the terms and conditions set out in this Agreement (the “Employment”);

WHEREAS, Teva UK and the Executive deem it to be in their mutual best interests to memorialize the terms of such employment in a formal agreement; and

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effective Date. This Agreement shall be deemed effective as of November 27, 2017 (the “Effective Date”).

2. Term of Employment. Teva UK hereby agrees to employ the Executive and the Executive hereby accepts such employment with Teva UK, on the terms and conditions hereinafter set forth in substitution of all terms and continues which were previously applicable including pursuant to the Previous Employment Contract. The term of employment hereunder shall be deemed to have commenced on July 16, 1990 and shall continue until the date on which the Employment terminates in accordance with Section 8 below (the “Termination Date”) (the “Term of Employment”).

3. Position; Duties and Responsibilities; Place of Performance.

(a) The Executive has been appointed as Executive Vice President, European Commercial (as defined below) of the Teva Group. In such capacity, the Executive reports directly to the President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. (“TPI”). In addition, the Executive has such additional executive duties and responsibilities as may be assigned to him by the President and Chief Executive Officer of TPI. If the Executive is appointed as a director or officer of any Group Company, the Executive shall serve in such capacity or capacities without additional compensation. For the purposes of this Agreement “Group Company” means any subsidiary of Teva UK, any holding company of Teva UK, any subsidiary of such holding company and any company designated by the Board as an associated company from time to time including TPI and its subsidiaries; and the Group Companies together with Teva UK shall collectively be referred to as the “Teva Group”. The expressions “holding company” and “subsidiary” shall have the meanings given to them by Section 1159 and Schedule 6, Companies Act 2006.

(b) Save as set out in Section 6(e)(i), effective as of the Effective Date, the Executive’s principal place of employment is at Teva UK’s offices although the Executive understands and agrees that it is expected that the Executive will continue to be required to travel and work extensively (including internationally) in connection with the performance of his duties hereunder.

(c) Notwithstanding anything in this Agreement to the contrary, the Executive may be subject to restrictions as to his activities on behalf of TPI or its non-UK subsidiaries as may reasonably be determined by TPI from time to time at its discretion in order to protect its legitimate business interests.

(d) The Executive agrees that for the purposes of the Working Time Regulations 1998 (and any amendment or re-enactment thereof) any legislative provisions imposing a maximum number of average weekly working hours shall not apply to the Employment. The Executive may withdraw consent by giving Teva UK not less than three months’ notice in writing.

4. Exclusivity. Subject to the terms and conditions set forth in this Agreement, the Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (a) conflicts with the interests of Teva UK or any Group Company, (b) interferes with the proper and efficient performance of his duties for Teva UK or as an executive officer of the Teva Group or (c) interferes with the exercise of his judgment in Teva UK or any Group Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the President and Chief Executive Officer of TPI, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) speaking at meetings of business, charitable and civic organizations; or (iv) subject to the terms and conditions set forth in Section 10 hereof, managing his personal investments and affairs; provided, however, that the activities set out in Sections 4 (i) through (iv) shall be limited by the Executive so as not to be in contradiction to any policy of Teva UK or any Group Company and/or materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

5. Sickness Absence

(a) The Executive has no contractual right to salary in respect of absence due to incapacity save for the Executive’s entitlement to statutory sick pay (“SSP”) or entitlement pursuant to Teva UK polices which may be revised from time to time at Teva UK’s sole discretion. Any payment made under this Agreement in respect of a day of incapacity will count towards the Executive’s SSP for that day and any benefits obtained by the Executive under any social security, national insurance or other legislation from time to time in force or any benefit received by him as a result of contributions paid by Teva UK to any medical insurance scheme in respect of a day of incapacity will count towards payment to be made under this Agreement in respect of that day.

(b) If the Executive is absent from work due to incapacity which results in the Executive recovering any sum representing compensation for loss of salary or other benefits under this Agreement, the Executive will repay to Teva UK any money it has already paid to him or is owed to him in respect of the same to the extent he is eligible to recover corresponding sums.

(c) The Executive agrees to be examined at any time at Teva UK’s request by a medical practitioner nominated by Teva UK, and agrees to the release of his medical records to such practitioner. The Executive authorizes such doctor to disclose and to discuss with Teva UK and its advisers the results of such examinations.

6. Compensation and Benefits.

(a) Base Salary. For services rendered under this Agreement, Teva UK shall pay the Executive a salary at the rate of £429,400 per annum (such salary, or any increased salary granted to the Executive pursuant to this Section 6(a), the “Base Salary”). The Executive’s Base Salary shall be payable in accordance with the payroll practices of Teva UK as the same shall exist from time to time. The Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of TPI (the “TPI Board”), with input from the President and Chief Executive Officer of TPI, shall periodically consider and resolve whether to approve adjustments to the Executive’s Base Salary, according to the considerations specified in the shareholder-approved compensation policy of TPI in effect from time to time (the “Compensation Policy”) and subject to approval of the TPI Board. For the avoidance of doubt, such a review does not guarantee any increase. The Executive authorizes Teva UK to make deductions from the Executive’s salary or any other sums due to him in respect of sums from time to time owing from the Executive to Teva UK or any Group Company.

(b) Annual Bonus. For each fiscal year that ends during the Term of Employment, the Executive shall be eligible to be considered for an annual bonus under the annual cash bonus plan applicable to executive officers of the Teva Group (as defined in the Israeli Companies Law) in accordance with the Compensation Policy (the “Annual Bonus”) and subject to the discretion of the Compensation Committee and the TPI Board. If payable, the Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated executive officers of the Teva Group. The payment of bonus in one year does not confer any entitlement to future bonus. The award of any bonus is conditional upon the Executive’s continued employment and no bonus payment shall be made if the Employment has terminated for any reason as at the date on which a bonus might otherwise have been payable.

(c) Equity Awards. During the Term of Employment, the Executive shall be considered for equity-based compensation awards under TPI’s 2015 Long-Term Equity-Based Incentive Plan or any successor equity compensation plan(s), at the sole discretion of the President and Chief Executive Officer of TPI, the Compensation Committee and the TPI Board. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the TPI Board and shall be subject to the Compensation Policy applicable and in force from time to time and do not form part of the Executive’s terms and conditions of employment.

(d) Benefits.

(i) General. During the Term of Employment, the Executive shall be eligible to participate in such benefit plans and programs as shall be provided to similarly situated executives of Teva UK, including medical insurance, long-term and short-term disability insurance, dental insurance, life insurance, pension plan and other benefit programs that may be adopted by Teva UK from time to time, subject always to the terms of the schemes and the terms of the relevant insurance provider which may be amended from time to time. Nothing contained herein shall be construed to limit the Teva UK’s ability to change provider or amend, suspend, or terminate any employee benefit plan or policy at any time, without providing the Executive notice, and the rights to do so are expressly reserved. For the avoidance of doubt Teva UK reserves the right to terminate the Employment even when such termination would or might cause the Executive to forfeit any entitlement to the benefits referred to herein (including but not limited to long-term and short-term disability insurance, pension, and sick pay) or any other benefit to which he may be entitled.

(ii) Car Allowance. During the Term of Employment, the Executive will be provided with a car or cash allowance (as determined by Teva UK at its absolute discretion) of £1,200 per month, which shall be payable together with and in the same manner as the salary in accordance with Clause (a). The car allowance shall not be treated as part of the Base Salary for any purpose and shall not be pensionable.

(iii) Vacation.

(A) During the Term of Employment, the Executive shall be entitled to 27 vacation days each year in addition to statutory bank holidays applicable in England. Teva UK’s vacation year runs from 1 January to 31 December.

(B) The Executive’s vacation entitlement, including treatment of accumulated vacation days upon termination (if any), shall be governed by Teva UK policies as shall be amended from time to time in Teva UK’s sole discretion.

(iv) Pension. The Executive is entitled to participate in Teva UK’s pension scheme, subject to satisfying certain eligibility criteria and subject to the rules of the scheme as amended from time to time details of which are available from HR.

(e) Commuter Assignment.

(i) General. Effective as of the March 15, 2017, the Executive began a commuter assignment to Teva Pharmaceutical B.V.’s offices in the Netherlands (the “Commuter Area”) until March 15, 2020 (the “Commuter Term”). During the Commuter Term, the Executive will be entitled to commuter benefits in accordance with the terms of the Teva Group International Commuter Assignment Policy (the “Commuter Policy”), as shall be amended from time to time and the terms of the assignment, as executed by the Executive on March 29, 2017 (the “Assignment Letter”), to the extent relevant (i.e. to the extent covering similar benefits) and to the extent allowed by the applicable laws, in substitution of benefits/entitlements which apply pursuant to Section 6(d) of this Agreement.

(ii) Changes to Commuter Policy. The Executive acknowledges, agrees and understands that the Commuter Policy does not form part of this Agreement and Teva reserves the right to amend, suspend, or terminate the Commuter Policy at any time without providing the Executive notice, and the right to do so is expressly reserved. Notwithstanding the foregoing, in the event of any conflict between the Commuter Policy, the Assignment Letter and this Agreement, the terms of this Agreement shall prevail.

7. Ordinary Business Expenses. During the Term of Employment, Teva UK shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of Teva UK or any Group Company and in the performance of his duties under this Agreement, including expenses for travel, lodging and similar items, all in accordance with Teva UK’s expense reimbursement policy, as the same may be modified from time to time. Teva UK shall reimburse all such proper expenses upon the Executive’s presentation to Teva UK of an itemized accounting of such expenses with reasonable supporting data.

8. Termination of Employment.

(a) Death or Incapacity.

(i) The Employment shall terminate automatically upon the Executive’s death. Further, Teva UK may regardless of the terms of any PHI or other sickness benefit scheme terminate the Employment with immediate effect pursuant to Teva UK polices as may be amended from time to time at Teva UK’s sole discretion.

(ii) In the event the Employment is terminated pursuant to this Section 8(a), the Executive or his estate or his beneficiaries, as the case may be, shall be entitled to (A) all accrued but unpaid Base Salary through the Termination Date; (B) any unpaid or unreimbursed expenses incurred in accordance with Teva UK policy, including amounts due under Section 8 hereof to the extent incurred prior to the Termination Date; (C) any other amounts required to be paid pursuant to applicable law, if any, including but not limited to payment in respect of any accrued but untaken vacation days in accordance with Section 6(d)(iii); and (D) accrued and/or vested benefits under any plan or agreement applicable to the Executive (other than relating to bonuses or other incentive compensation or severance) which shall be governed by the terms of such plan or agreement (items (A) through (D) collectively, the “Accrued Benefits”).

(iii) Any question as to the existence or extent of the Executive’s incapacity upon which the Executive and Teva UK cannot agree shall be determined by a qualified, independent physician reasonably selected by Teva UK. The determination of any such physician shall be final and conclusive for all purposes of this Section 8(a).

(iv) Except as set forth in this Section 8(a), following the Executive’s termination by reason of his death or incapacity, the Executive shall have no further rights to any compensation or any other benefits under this Agreement provided that to the extent there are benefits provided to Executive pursuant to Section 6(d)(i) that survive termination of employment under the applicable Teva UK benefit plans and programs, such benefits (if any) shall survive the Executive’s termination pursuant to this Section 8(a)(iv).

(b) Termination by Teva UK for Cause.

(i) In the event of Cause, Teva UK may terminate the Executive’s employment for Cause as described in this Section 8(b), with immediate effect in which circumstances he shall be entitled to (A) all accrued but unpaid Base Salary through the Termination Date; (B) any unpaid or unreimbursed expenses incurred in accordance with Teva UK policy, including amounts due under Section 7 hereof to the extent incurred prior to the Termination Date; and (C) payment in respect of any accrued but untaken statutory vacation days in accordance with Section 6(d)(iii). Following a termination of the Employment for Cause, except as set forth in this Section 8(b)(i), the Executive shall have no further rights to any compensation or any other benefits.

(ii) For purposes of this Agreement, “Cause” shall mean circumstances in which the Executive: (A) commits any serious or repeated breach of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable directions of the President and Chief Executive Officer of TPI; (B) is convicted of a criminal offence which carry the penalty of imprisonment; (C) becomes bankrupt, applies for a bankruptcy petition or has a bankruptcy order made against him, applies for or has made against him a receiving order or makes any composition or enters into any deed of arrangement with his creditors; (D) is disqualified or prohibited from being a director by reason of any order made by any competent court; (E) ceases to be eligible to work in the UK; (F) after receiving written warning from Teva UK in respect of the poor performance of his duties, continues to perform his duties to an unsatisfactory standard; (G) is guilty of conduct which brings him or may bring him or Teva UK or any Group Company into disrepute; (H) is guilty of serious dishonesty or of gross misconduct or incompetence or willful neglect of duty; of (I) is in material breach of the terms of this Agreement.

(c) Termination by Teva UK without Cause.

(i) The Employment may be terminated by either party without Cause (other than pursuant to Section 8(a)) by giving to the other not less than six months’ written notice.

(ii) In the event the Employment is terminated by either party pursuant to Section 8(c)(i), the Executive shall be entitled to receive the Accrued Benefits only and subject to Section 8(c)(v), the Executive shall not be entitled to receive any other payments or benefits in such circumstances.

(iii) Notwithstanding the above Teva UK reserves the right to terminate the Employment lawfully at any time by written notice having immediate effect by notifying the Executive that Teva UK is exercising this right and will make payment of the Accrued Benefits and the Executive’s Base Salary only in lieu of all or any part of the applicable notice period (less any tax and national insurance which Teva UK may be required to deduct) (the “PILON”). The PILON will be made within a reasonable period after the date on which written notice pursuant to this Section 8(c)(iii) is given, but the termination of the Employment will take effect upon the giving of such written notice. If Teva UK decides not to make a payment of the PILON to the Executive pursuant to this Section, the Executive cannot enforce that payment as a contractual debt nor as liquidated damages and his sole remedy will be a claim in damages. If Teva UK discovers after notice has been served that it would otherwise have been entitled to terminate the Employment without notice in accordance with Section 8(a) or 8(b) the Executive shall cease to have any entitlement to payment pursuant to either Section 8(c)(i) or this Section 8(c)(iii) and if payment has already been made pursuant to this Section 8(c)(iii) it shall be recoverable as a debt.

(iv) During all or part of any period of notice served pursuant to Section 8(c)(i), the Executive may be required by Teva UK in its absolute discretion not to attend the Teva UK’s or any Group Company’s premises and not to perform any duties for Teva UK or any Group Company, or to perform only such duties, specific projects or tasks as are assigned to him expressly by Teva UK, for such period and at such place or places as Teva UK deems necessary, provided always that the Executive will be entitled to receive his Base Salary and any contractual benefits other than bonus and equity awards during such period. For the avoidance of doubt the Executive will remain an employee of Teva UK and subject to his implied and express duties during any such period and may not carry out any work for any third party. Any period during which Teva UK has exercised its rights under this Section shall be termed “Garden Leave”.

(v) In the event the Employment is terminated by Teva UK pursuant to Section 8(c)(i) or 8(c)(iii), in addition to the Accrued Benefits and/or the PILON (if applicable), the Executive shall be entitled to:

(A) a payment in an amount equal to three times the aggregate value of 1 week’s Base Salary for each complete year of service up to the age of 41 and 1.5 weeks’ Base Salary for each complete year of service over the age of 41 (the “Provisional Payment”) capped at a maximum of 12 months’ Base Salary in total (the “Actual Payment”), payable no later than the sixtieth (60th) day following the Termination Date; and

(B) an amount equal to a maximum of 12 months of the Executive’s then-current Base Salary in consideration for the Executive’s undertaking set forth in Section 10(c) below (the “Additional Payment”) and subject to the Executive’s compliance therewith, such amount to be paid in substantially equal installments in accordance with the payroll practices of Teva UK during the twelve (12) month period commencing on the Termination Date;

The parties acknowledge that notwithstanding the terms of Section 8(c)(v)(B), the combined value of the Actual Payment and the Additional Payment shall not exceed the value of the lower of either the Provisional Payment or 24 months Base Salary; and

(C) any amount payable to the Executive pursuant to and in accordance with Section 8(d) should it apply,

(together, the “Severance Benefits”), all of which will be subject to applicable deductions and taxes required by law and will only be applicable and payable in the event that the Executive first delivers to Teva UK within thirty (30) days following the Termination Date, a settlement agreement prepared by and in a form acceptable to Teva UK which has been signed by the Executive and is compliant with the requirements of section 203 of the Employment Rights Act 1996 (as amended or replaced from time to time) in which, inter alia, he agrees to waive his rights to bring any claims whatsoever against Teva UK or any Group Company in connection with the Employment or its termination and which includes a provision stipulating that in the event he breaches his obligations under Section 10 of this Agreement (or any restatement of such obligations in such settlement agreement), his entitlement to the Severance Benefits shall immediate cease, Teva UK shall have no further obligations to the Executive with respect thereto and the Severance Benefits already paid shall be promptly repayable (the “Release of Claims”). Teva UK shall reimburse Executive for certain legal fees associated with review of the Release of Claims in accordance with and subject to Teva UK’s practice.

(vi) Following a termination of the Employment by Teva UK without Cause, except as set forth in this Section 8(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Change of Control. Subject always to Section 8(c), in the event that the Employment is terminated at the initiative of Teva UK in accordance with Section 8(c)(i) during the one year period following a merger of TPI with another entity that is not part of the Teva Group, pursuant to which merger TPI is not the surviving entity, and such termination is a result of such merger, then, the Executive shall be entitled to receive a lump sum cash payment in an amount equal to US$1,500,000, payable on the next regular payroll date no later than sixtieth (60th) day following the Termination Date.

(e) Return of Property. Upon termination of the Employment, the Executive shall promptly return to Teva UK any cell phone, laptop or other hand-held device provided to the Executive by Teva UK or any Group Company, and any confidential or proprietary information of Teva UK and any Group Company that remains in the Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar and personal contact list; and such other records and documents as may reasonably be approved by the TPI Board or the President and Chief Executive Officer of TPI.

(f) Obligations on Termination of Employment. Upon the termination of the Employment howsoever arising or Teva UK exercising its rights under Section 8(c)(iv) the Executive must immediately if so required by Teva UK: (A) resign without compensation from his office as director of Teva UK or any Group Company and all other companies of which he shall have been appointed a director by Teva UK or any Group Company by virtue of any right of nomination vested in such member; and (B) transfer any shares held by the Executive required to be transferred either in accordance with the Teva UK’s articles of association or any agreement by which the Executive is bound.

(g) No Incentive Compensation on Termination. On termination of the Employment however arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by Teva UK or any Group Company in which he may participate.

(h) Power of Attorney. The Executive hereby irrevocably and by way of security appoints Teva UK to be his attorney and in his name and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this Agreement (including without limitation those documents which may be necessary for or incidental to his resignation from office and transfer of shares in accordance with Section 8(f)).

9. Representations and Warranties. The Executive hereby represents and warrants to Teva UK that:

(a) he is legally entitled to enter into this Agreement and to perform the duties contemplated herein and is not bound under any employment, consulting or other agreement which would in any way restrict or prohibit him from undertaking or performing such duties or which require him to render services to any third party;

(b) he is entitled to work in the UK and if immigration permission is required for him to work in the UK he warrants and undertakes to (A) provide documentary evidence annually and as Teva UK may require from time to time to prove that such immigration permission remains valid and in order for Teva UK to check his immigration status, and (B) notify the Company immediately of any change to his immigration status or of any change in circumstances which may affect his right to work for Teva UK or to live in the UK; and

(c) he does not now have, nor within the last three (3) years has he had, any ownership interest in any business enterprise (other than interests in publicly traded corporations where his ownership does not exceed one percent (1%) or more of the equity capital) which is a customer of the Teva Group (as defined below), or from which the Teva Group purchases any goods or services or to whom any member of the Teva Group has financial obligations or is required or directed to make any payments.

10. Executive’s Covenants.

(a) Disclosure of Information.

(i) The Executive recognizes and acknowledges that any Confidential Information belonging to TPI, Teva UK and/or the Teva Group, as they may exist from time to time, are valuable, special and unique assets of the business of the Teva Group, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder. The Executive will not, during or at any time following the Term of Employment, in whole or in part, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever and he shall use his best endeavors to prevent such disclosure, nor shall the Executive make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity (except for a member of the Teva Group) under any circumstances during or after the Term of Employment.

(ii) For the purposes of this Agreement, “Confidential Information” means: (i) any trade secret, customer information, trading detail or other information relating to the business, goodwill, secrets or personnel, Intellectual Property Rights of the Teva Group, which is not publicly available; (ii) any version of any code, algorithm, program or similar item capable of being recorded, copied or transmitted, which has been originated, developed or modified by the Teva Group; (iii) any information specifically designated by the Teva Group or any customer as confidential; (iv) any information supplied to the Teva Group by any third party in relation to which a duty of confidentiality is owed or arises; (v) any information required to be treated as confidential by any legislation or professional or regulatory rule or requirement; (vi) any information or item, which should otherwise be reasonably regarded as possessing a quality of confidence; (vii) any information having commercial value or use in relation to the business activities of the Teva Group, including any such information introduced by the Executive into any computer or other electronic system or storage method owned or operated by the Teva Group; and (viii) any information or item obtained, derived or compiled from any of the above.

(iii) The provisions of this Section do not apply to any Confidential Information which: (A) is in or enters the public domain other than by breach of this Agreement; or (B) is obtained from a third party who is lawfully authorized to disclose such information; or (C) is authorized for release by the prior written consent of the President and Chief Executive Officer of TPI; or (D) is a protected disclosure as defined by Part IVA Employment Rights Act 1996.

(iv) Nothing in this Section will prevent the Executive from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law, provided Executive shall give the Company a written notice within a reasonable time prior to disclosing such Confidential Information.

(v) Failure by the Executive to comply with this Section 10(a) shall constitute a breach of this Agreement entitling Teva UK to terminate it immediately pursuant to Section 8(b).

(b) Inventions. For the purposes of this Section 10(b):

“Intellectual Property Rights” means copyrights, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar proprietary rights and applications for such rights as may exist anywhere in the world and any applications, extensions and renewals in relation to any of these rights; and

(i) “Inventions” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications for them or other matters which the Executive alone or with one or more others may make, devise or discover during the Employment and which pertain or are actually or potentially useful to the commercial or industrial activities from time to time of the Teva Group or the processes or machinery of the Teva Group for providing the services or making the products of the Teva Group or which pertain to, result from or are suggested by any work which the Executive or any employee has done or may do during the Employment. The Executive will promptly disclose and deliver to Teva UK and Chief IP Counsel of the Teva Group for the exclusive use and benefit of the Teva Group full details of any Inventions upon the making, devising or discovering of the same during the Employment, irrespective of whether they were so made, devised or discovered during normal working hours or using the facilities of the Teva Group. The Executive will, irrespective of the termination of the Employment, however arising, give all information and data in his possession as to the exact mode of working, producing and using the same and will also at the expense of Teva UK give all such explanations, demonstrations and instructions to Teva UK as it may deem appropriate to enable the full and effectual working, production or use of the same.

(ii) The Executive will, without additional payment to him (except to the extent provided in Section 40, Patents Act 1977 or any similar provision of applicable law), whether or not during the continuance of the Employment, at the expense of Teva UK, promptly execute and do all acts, matters, documents and things necessary to enable Teva UK, any Group Company or any nominee to apply for and obtain any or all applicable Intellectual Property Rights in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment.

(iii) The Executive:

(A) will do anything necessary to confirm vesting of title to any or all applicable Intellectual Property Rights (except only to the extent that such Intellectual Property Rights fail to vest in Teva UK or any Group Company) in any or all countries relating to any Inventions or other materials produced by the Executive during the Employment in Teva UK, any Group Company or any nominee absolutely;

(B) with full title guarantee hereby assigns (insofar as title to them does not automatically vest in Teva UK as a consequence of the employment) to Teva UK by way of future assignment all copyrights arising in any original material (including without limitation source code and object code for software) produced by the Executive during the Employment, whether during the normal hours of work of Teva UK or otherwise or at the premises or using the facilities of Teva UK or otherwise, being the exclusive right to do and to authorize others to do any and all acts restricted by the Copyright Designs and Patents Act 1988 in relation to such material in the United Kingdom together with copyright in all other countries of the world (and/or any similar rights in countries where such rights exist) for the whole term of such copyright including any extensions or renewals thereof and including the right to sue for damages and other remedies in respect of any infringements of the copyrights in such material or conversion of infringing copies of the material prior to the date of this Agreement to hold unto Teva UK absolutely; and

(C) waives all moral rights arising from any such original material and any associated claim for compensation so far as the Executive may lawfully do so in favour of Teva UK and for the avoidance of doubt this waiver shall extend to the licensees and successors in title to the copyright in the said material.

(iv) Without prejudice to the generality of Sections 10(b)(ii) and 10(b)(iii), the Executive hereby irrevocably and by way of security appoints Teva UK as his attorney in his stead to do all such things and execute all such documents as may be necessary for or incidental to grant to Teva UK the full benefit of this Section 10(b).

(v) The Executive will do nothing (whether by omission or commission) during the Employment or at any times thereafter to affect or imperil the validity of any Intellectual Property Rights obtained, applied for or to be applied for by Teva UK or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before Teva UK has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of Teva UK promptly render all assistance within his power to obtain and maintain such Intellectual Property Rights or any application for any extension of them.

(vi) Nothing in this Agreement obliges Teva UK or any other Group Company to seek patent or other protection for any Invention or to exploit any Invention.

(c) Covenants Not to Interfere or Compete.

(i) The Executive must not in a Relevant Capacity save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a Recognised Investment Exchange and which when aggregated with shares or securities beneficially owned by the Executive’s spouse and/or children, total no more than one per cent of any single class of shares or securities in such body corporate, for twelve (12) months after the Termination Date:

(A) undertake, carry on or be employed, engaged or interested in either any business activity which is competitive with a Relevant Business or any business, an objective or anticipated result of which is to compete with a Relevant Business;

(B) solicit, entice, induce or encourage a Customer to transfer, remove or divert custom away from Teva UK or any other Relevant Company;

(C) for a business competing with any Relevant Business solicit, offer employment to, interfere with or endeavour to entice away from employment or engagement with the Teva Group (or procure or assist any such activity regarding) any Restricted Employee, or do any act whereby a Restricted Employee is encouraged to terminate their employment or engagement with the Teva Group, whether or not such person would by reason of terminating their service with the Teva Group commit a breach of their contract or employment or engagement; or

(D) contract with or engage a Partner in such a way as could adversely affect the business of Teva UK or any Group Company.

(ii) Further if the Executive receives an offer to be involved in a business concern in any capacity either during the Employment or prior to the expiry of the last of the restrictions referred to above he shall give the person making that offer a copy of this Section 10(c) and shall disclose to Teva UK the identity of the future employer/client (as applicable) immediately after accepting the offer.

(iii) The Executive hereby agrees and undertakes that he will at the request and expense of Teva UK enter into a direct agreement or undertaking with another Group Company by which he accepts restrictions as contained in this Section 10(c) (or such of them as are, in the opinion of Teva UK, appropriate). Each of the restrictions contained in this Section 10(c) constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of the legitimate interests of Teva UK and the Group Companies but, if any such restriction or part of it shall be found void, invalid, illegal or unenforceable by any court of competent jurisdiction, but would be valid if some words were deleted from it, or the period of it reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

(iv) In the event of any Section or part of a Section contained in this Agreement being declared invalid or unenforceable by any court of competent jurisdiction, all other Section or parts of Section contained in this Agreement shall remain in full force and effect and shall not be affected thereby.

(v) For the purposes of this Agreement:

“Customer” means any person:

who at any time during the Relevant Period was a customer or client of a Relevant Company (whether or not goods or services were actually provided during such period) or with whom a Relevant Company was negotiating with a view to supplying goods or services, or to whom a Relevant Company was actively and directly seeking to supply goods or services; and

with whom the Executive had dealings at any time during the Relevant Period, or in respect of whom the Executive had possession of, or access to, confidential information as a result of the Employment.

“Partner” means any contact generated by Teva UK or any Group Company for the purpose of furthering its business interests including (but not limited to) any person contracted to supply goods or services to Teva UK or Group Company and with whom the Executive had dealings during the Relevant Period;

“Relevant Business” means any business activity carried on by Teva UK or any Group Company during the Relevant Period that the Executive was involved in or for which the Executive developed products or about which the Executive received confidential information. For the avoidance of doubt, as an executive officer of the Teva Group, the Executive acknowledges that in order to discharge his duties he will be likely to perform functions connected to the business activities of all parts of the Teva Group and will receive and have access to confidential information relevant to all such business activities;

“Relevant Capacity” means directly or indirectly, either alone or jointly with or providing assistance or support to another or others, whether as principal, agent, consultant, director, partner, shareholder, independent contrac-tor, employee or in any other capacity, through any other person, firm or company, and whether for the Executive’s own benefit or that of others;

“Relevant Company” means Teva UK and/or any Group Company with which the Executive was involved during the Relevant Period or had access to confidential information. For the avoidance of doubt, as an executive officer of the Teva Group, the Executive acknowledges that in order to discharge his duties he will be likely to perform functions on behalf of all parts of the Teva Group and will receive and have access to confidential information relevant to all such parts of the Teva Group;

“Relevant Period” means the period of twelve months ending on the Termination Date;

“Relevant Services” means goods or services identical to, substantially similar to, or competitive with, those which any Relevant Company was supplying, or negotiating or actively and directly seeking to supply to a Customer during the Relevant Period and in the course of a Relevant Business;

“Restricted Employee” means any person with whom in the performance of the Executive’s duties during the Relevant Period the Executive had material dealings or had managerial responsibility over and who at the Termination Date is an employee, officer, consultant, independent contractor or worker of the Company or any other Relevant Company; or who was engaged in such a capacity during the Relevant Period.

“Termination Date” means the date on which the Employment terminates.

(d) Non-Disparagement. During the Term of Employment and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding any member of the Teva Group or any of its current or former directors, officers, employees or products; or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with any member of the Teva Group or any conduct or events relating to any termination of the Employment with Teva UK.

(e) Cooperation. During the Term of Employment and at all times thereafter, the Executive agrees to cooperate with any member of the Teva Group and its attorneys in connection with any matter related to the period he was employed by Teva UK and/or his services to other members of the Teva Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against ant member of the Teva Group, and shall make himself available upon notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of Teva UK or any Group Company and to participate in legal proceedings by deposition or testimony.

(f) Injunctive Relief. If there is a breach or threatened breach of the provisions or clauses of this Section 10, Teva UK shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting Teva UK from pursuing any other remedies for such breach or threatened breach.

11. Data Protection and Computer Monitoring.

(a) The Executive acknowledges that Teva UK will hold and otherwise process personal data including (without limitation) sensitive personal data relating to the Executive for legal, personnel, administrative and management purposes as further described in all applicable employee privacy notices and policies notified to the Executive from time to time.

(b) The Executive agrees to comply with the applicable Teva Group’s policies in force from time to time regarding the processing of personal data and the use of equipment provided to the Executive for use in the normal course of employment including, without limitation, any method of electronic communication.

(c) The Executive agrees to keep Teva UK up to date in relation to any changes to the personal data that Teva UK may process in relation to the Executive.

(d) The Executive acknowledges that Teva UK and relevant Group Companies reserve the right to monitor all e-mail / internet activity and he acknowledges that such activity falls within the exception set out in Article 8(2) of the European Convention on Human Rights.

12. Disciplinary Rules and Grievance Procedures. Any matter of discipline will be considered by Teva UK in accordance with its legal obligations. A copy of Teva UK’s dismissal, disciplinary and grievance procedure (which is for guidance only and does not form part of this Agreement) including the person to whom the Executive should apply if dissatisfied with any disciplinary decision or to whom he can apply to seek redress of a grievance relating to the employment, can be obtained upon request from the Human Resource department. Note that the policies and procedures referred to in this Section 12 will apply to the Executive as in force from time to time save that any final decisions required by Teva UK pursuant to such policies and procedures will be reached by the President and Chief Executive Officer of TPI or by such other appropriate person to whom he or she delegates responsibility for such action.

13. Insurance. Teva UK may, at its election and for its benefit, insure the Executive against death, and the Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

14. Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy.

15. Required Stock Ownership. The Executive acknowledges and agrees to adhere to the Teva Group’s stock ownership guidelines applicable to its executive officers, as may be amended from time to time in its sole discretion.

16. No-Hedging Policy. The Executive acknowledges and agrees to adhere to the Teva Group ’s No-Hedging Policy applicable to its executive officers, as may be amended from time to time in its sole discretion.

17. No-Pledging Policy. The Executive acknowledges and agrees to adhere to the Teva Group’s No-Pledging Policy applicable to its executive officers, as may be amended from time to time in its sole discretion.

18. Notices. Any notice required or permitted to be given under this Agreement shall be deemed sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of Teva UK, in the case of the Executive, or, in the case of Teva UK, to TPI at TPI’s headquarters, Attention: Group Executive VP, Human Resources, or to such other officer or address as the Company shall notify the Executive.

19. Waiver of Breach. A waiver by Teva UK, a Group Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

20. Remedies. All rights, remedies and powers conferred upon the parties to this Agreement are cumulative and will not be deemed or construed to be exclusive of any other rights, remedies or powers now or after the date of this Agreement, conferred upon the parties to this Agreement or either of them by law or otherwise. Any failure at any time to insist upon or enforce any such right, remedy or power will not be construed as a waiver thereof.

21. Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales without giving effect to the choice of law or conflict of laws provisions thereof save that the parties acknowledge and agree that Teva UK together with members of the Teva Group are subject to certain Israeli Law requirements and US disclosure rules (together: the “Rules”) and to the extent that any of Teva UK’s of the Teva Group’s obligations under this Agreement are inconsistent with their obligations under the Rules, the Rules will take precedence in place of the terms of this Agreement. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction. In addition, should a court determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court deems reasonable or valid.

22. No Collective Agreement, Section 1 ERA 1996. There is no collective agreement which directly affects the terms and conditions of employment contained in this Agreement. This Agreement incorporates a written statement of terms of employment pursuant to Section 1 of the Employment Rights Act 1996.

23. Taxes. Teva UK may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by applicable law. The Executive shall pay and fully indemnify Teva UK against all income tax payable by Teva UK on his behalf by reason of the provision of any of the benefits received by the Executive in connection with the Employment.

24. Third Party Rights. It is not intended that the Contracts (Rights of Third Parties) Act 1999 should apply to this Agreement or that any third party should be able to enforce any term of this Agreement against Teva UK or any Group Company save that Teva UK and any Company Group may enforce Teva UK’s rights and the right of any Company Group under this Agreement. Further, this Agreement may be varied or rescinded by agreement between the Company and the Executive without the consent of any third party.

25. Assignment. This Agreement may be assigned, without the consent of the Executive, by Teva UK to any member of the Teva Group or to any person, partnership, corporation or other entity that has purchased all or substantially all the assets of Teva UK and/or TPI; provided, that such assignee assumes any and all of the obligations of Teva UK hereunder. Teva UK shall cause any person, firm or corporation acquiring all or substantially all of the assets of Teva UK to execute a written instrument agreeing to assume any and all of the obligations of Teva UK hereunder as a condition to acquiring such assets.

26. Compensation Policy. This Agreement shall be subject to the Compensation Policy and nothing herein shall derogate in any way from Teva UK’s rights thereunder.

27. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all agreements, letters of intent or understandings between the Executive and (a) Teva UK, (b) any member of the Teva Group or (c) any of Teva UK’s principal shareholders, affiliates or subsidiaries, including the Previous Contract, save for any applicable equity compensation plans and other separate agreements, plans and programs referred to herein; provided, that this Agreement shall not alter the Executive’s obligations to any member of the Teva Group under any confidentiality, invention assignment, or similar agreement or arrangement to which the Executive is a party with any member of the Teva Group, which obligations shall remain in force and effect. Notwithstanding the foregoing, in the event of any inconsistency between this Agreement and the Compensation Policy, the terms of the Compensation Policy shall prevail. No amendment to the provisions of this Agreement will be effective unless in writing and signed by the parties hereto or their duly authorized representatives.

28. No Reliance on Representations. Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

29. Headings. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Signatures delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment shall be effective for all purposes.

31. Survival. The provisions of this Agreement that are intended to survive the termination of this Agreement shall survive such termination in accordance with their terms.

32. Indemnification. The Indemnification and Release Agreement between TPI and the Executive, effective November 27, 2017 shall continue to apply in full force and effect in accordance with its terms, and is incorporated by reference to this Agreement.

*  *  *

IN WITNESS of which the parties have duly executed this Agreement as a Deed on the day and year first before written.

EXECUTED as a Deed by	) David Vrhovec
TEVA UK LIMITED	) /s/ David Vrhovec

Director

Director/Secretary

SIGNED as a DEED and DELIVERED	) /s/ Richard Daniell
by RICHARD DANIELL in the	)
presence of:	)

Witness signature: /s/ LDaniel

Name: Lisa Daniell

Address: River House, Roecliffe, York, 4051724

Occupation: Pharmacist

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